Exhibit (a)(1)(A)

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE

ISSUED AND OUTSTANDING SHARES OF OUR PREFERRED STOCK

FOR

SHARES OF OUR COMMON STOCK AND CASH

Retractable Technologies, Inc. is hereby offering to its Preferred Stockholders an opportunity to exchange their Class B Convertible Preferred Stock (the “Preferred Stock”) for our Common Stock and cash, as detailed below (the “Exchange Offer”).  This Exchange Offer will commence on September 12, 2011, and expire at 12:00 midnight Eastern time, on November 4, 2011 (the “Expiration Date”), unless extended.

Preferred Stockholders who validly tender their Preferred Stock by the Expiration Date will receive the following in exchange (the “Offer Consideration”):

Series I Preferred Stock	$1.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series II Preferred Stock	$3.00 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series III Preferred Stock	$3.80 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series IV Preferred Stock	$3.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series V Preferred Stock	$0.96 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Any Preferred Stockholder participating in this Exchange Offer will also agree to waive all unpaid dividends in arrears associated with the tendered Preferred Stock.  The dividends of Preferred Stockholders who do not participate in this Exchange Offer will be unaffected.

Our Common Stock is listed on the NYSE Amex, LLC (the “Amex”) under the symbol “RVP”.  The closing price of our Common Stock on August 31, 2011 was $1.28 per share.

Consummation of this Exchange Offer is subject to the conditions described in “THIS EXCHANGE OFFER - Conditions of This Exchange Offer”.  This Exchange Offer is not conditioned on any minimum amount of Preferred Stock being tendered.

See RISK FACTORS beginning on page 5 for a discussion of factors you should consider in evaluating this Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS EXCHANGE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN, AND TENDER YOUR PREFERRED STOCK PURSUANT TO, THIS EXCHANGE OFFER.

TABLE OF CONTENTS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS		1
Q.1	Why Are We Making This Exchange Offer?	1
Q.2	What Is The Consideration for the Exchange Offer?	1
Q.3	What Will Happen to the Dividends in Arrears of Participating Preferred Stockholders?	2
Q.4	What Will Happen to My Preferred Stock if I Do Not Participate in This Exchange Offer?	2
Q.5	When Does RTI Plan to Pay Dividends in Arrears on Preferred Stock?	2
Q.6	Must I Participate in This Exchange Offer?	2
Q.7	Is This Exchange Offer Fair to the Common Stockholders?	2
Q.8	How Long Do I Have to Decide Whether to Participate in This Exchange Offer?	3
Q.9	How Should I Decide Whether or Not to Exchange My Preferred Stock for the Offer Consideration?	3
Q.10	Will I Owe Taxes if I Exchange My Preferred Stock in This Exchange Offer?	3
Q.11	What if I Have Any Questions or if I Need Additional Documents?	3
Q.12	How Do I Find Out How Many Shares of Preferred Stock I Have?	4
Q.13	Can I Exchange Only Some of My Preferred Stock?	4
Q.14	How Do I Tender My Preferred Stock?	4
Q.15	What if I Cannot Find My Preferred Stock Certificate?	4
Q.16	When and How Can I Withdraw Previously Tendered Preferred Stock?	4
Q.17	If I Participate in This Exchange Offer, When Will I Receive the Common Stock and Cash?	5
Q.18	Will My New Common Stock Be Freely Trading?	5
RISK FACTORS		5
Risks Related to This Exchange Offer		5
Risks Related to Our Business and Common Stock		8
THIS EXCHANGE OFFER		10
Purpose of This Exchange Offer		10
Terms of the Exchange Offer		10
Offering Period		11
Fairness of the Exchange Offer		11
Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock)		12
Delivery of Preferred Stock Constitutes Binding Agreement to Participate in This Exchange Offer		14
Conditions of This Exchange Offer		14
Expiration Date; Extensions; Amendments; Termination		15
Impact of Offering on Non-Participants		16
Date of Payment		16
Withdrawal Rights		16
The Depositary (Exchange Agent)		17
Fees and Expenses		17
Accounting Treatment		17
Effect of Unauthorized Offers		18
Use of Securities Acquired		18
Regulatory Approvals		18
CAPITALIZATION		18
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES		19
INFORMATION ABOUT RTI		26
General Description of Our Business		26
Financial Information		26
Ratio of Earnings to Fixed Charges		28
Price Range of Our Common Stock		29
Legal Proceedings		29
Additional Information		30
COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK		31
DESCRIPTION OF OUR COMMON STOCK		32
DESCRIPTION OF OUR PREFERRED STOCK		32
INTERESTS OF DIRECTORS, OFFICERS, AND AFFILIATES IN THIS EXCHANGE OFFER		37
NO RECOMMENDATION BY RTI		38

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QUESTIONS/DOCUMENT REQUESTS	38

Appendix A:          FAIRNESS OPINION

As used in this Exchange Offer, the terms “Company,” “RTI”, “we,” “our,” and “us” refer to Retractable Technologies, Inc.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt this Exchange Offer from the registration requirements of the Securities Act.  We are also relying on Sections 18(b)(1)(A) and 18(b)(4)(C) of the Securities Act to exempt this Exchange Offer from the registration and qualification requirements of state securities laws.  We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in this Exchange Offer.  No person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of this Exchange Offer.  Our officers, directors, and employees may solicit tenders from holders of our Preferred Stock and will answer inquiries, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

We are making this Exchange Offer only in jurisdictions where this Exchange Offer is permitted.

ALL INQUIRIES CONCERNING THIS EXCHANGE OFFER SHOULD BE DIRECTED TO OUR DEPOSITARY, AS INDICATED ON THE BACK COVER OF THIS OFFERING MEMORANDUM.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

ANY TAX ADVICE CONTAINED HEREIN WAS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF: (1) AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT OR ANY TAXPAYER OR (2) PROMOTING, RECOMMENDING OR MARKETING TO ANOTHER PARTY ANY TRANSACTION OR MATTER DISCUSSED HEREIN.  THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE.  THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Retractable Technologies, Inc. (“RTI”) is hereby offering to all its Preferred Stockholders an opportunity to exchange their Class B Convertible Preferred Stock (the “Preferred Stock”) for our Common Stock and cash, as detailed below (the “Exchange Offer”).  This offering document is hereinafter referred to as the “Offering Memorandum.”  The following are answers to some questions you may have about this Exchange Offer.  We encourage you to carefully read the remainder of this Offering Memorandum.  Where appropriate, we have included references to the relevant sections of this Offering Memorandum for more details.  Specifically, you are directed to review the sections labeled THIS EXCHANGE OFFER and MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for a discussion of the material terms of this offering.

Q.1                             Why Are We Making This Exchange Offer?

We are making this Exchange Offer to all Preferred Stockholders to offer prompt payment of cash and an opportunity to participate in future earnings by virtue of Common Stock ownership while eliminating our obligation to pay dividends in arrears of participating Preferred Stockholders and stopping the accrual of future dividends for participating Preferred Stockholders.  See THIS EXCHANGE OFFER - Purpose of This Exchange Offer for more information.

Q.2                             What Is The Consideration for the Exchange Offer?

Preferred Stockholders who validly tender their Preferred Stock by the Expiration Date will receive the following in exchange (the “Offer Consideration”):

Series I Preferred Stock	$1.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series II Preferred Stock	$3.00 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series III Preferred Stock	$3.80 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series IV Preferred Stock	$3.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series V Preferred Stock	$0.96 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Any Preferred Stockholder participating in this Exchange Offer will also agree to waive all unpaid dividends in arrears associated with the tendered Preferred Stock.  The dividends of Preferred Stockholders who do not participate in this Exchange Offer will be unaffected.

The cash consideration does not equal dividend in arrears or the original purchase price of the Preferred Stock.  In determining the relative amounts of cash consideration, we considered, among other factors, dividends in arrears and future dividends associated with each series of Preferred Stock. See THIS EXCHANGE OFFER - Terms of the Exchange Offer for more information.

Our Common Stock is listed on the Amex under the symbol “RVP”.  The closing price of our Common Stock on August 31, 2011 was $1.28 per share.  See INFORMATION ABOUT RTI - Price Range of Our Common Stock for more information.

Q.3                             What Will Happen to the Dividends in Arrears of Participating Preferred Stockholders?

If you participate in this Exchange Offer, you will agree to waive all unpaid dividends in arrears.  If you participate in this Exchange Offer, you will give up all rights associated with the Preferred Stock you tender, including future dividends and the liquidation preference. See RISK FACTORS - Risks Related to This Exchange Offer for more information.

Q.4                             What Will Happen to My Preferred Stock if I Do Not Participate in This Exchange Offer?

Nothing will happen to your Preferred Stock if you do not participate in this Exchange Offer.  If you do not participate in this Exchange Offer, all rights associated with your Preferred Stock, including dividends in arrears and future dividends, will remain unaffected. See THIS EXCHANGE OFFER - Impact of Offering on Non-Participants for more information.

Q.5                             When Does RTI Plan to Pay Dividends in Arrears on Preferred Stock?

We plan to pay accrued dividends for the quarter ended September 30, 2011 to Series I and Series II Preferred Stockholders on October 17, 2011.  Such dividend payment amount will total $72,925.   Series I and Series II Preferred Stockholders who elect to participate in this Exchange Offer will be entitled to receive dividends for the quarter ended September 30, 2011.  We have no other plans to pay dividends in arrears on Preferred Stock.  We have never paid dividends in arrears for Series III Preferred Stock, Series IV Preferred Stock or Series V Preferred Stock.

As of June 30, 2011, dividends in arrears on outstanding Series III, Series IV, and Series V Preferred Stock equaled $1,578,602, $6,133,486, and $3,516,233, respectively.  As of July 15, 2011, there were no dividends in arrears on outstanding Series I and Series II Preferred Stock.  Dividends currently accrue at a rate of $1,368,868 per year (averaging $0.60 per share).  Additionally, as of June 30, 2011, a total of $2,758,327 in dividends in arrears was payable to persons who converted their Preferred Stock in the past.  We cannot guarantee when, or if, we will amass enough cash to pay any or all such dividends in arrears.  We would honor our dividend obligations to the current and past Preferred Stockholders if our cash position was strong enough to do so while also supporting our obligations and future growth.  In our estimation, past cash positions have not supported payment of dividends in arrears for Series III Preferred Stock, Series IV Preferred Stock or Series V Preferred Stock.  See RISK FACTORS - Risks Related to This Exchange Offer and COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK for more information.

Q.6                             Must I Participate in This Exchange Offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep your Preferred Stock, you will not receive Offer Consideration, and no changes will be made to the terms of your Preferred Stock.  See THIS EXCHANGE OFFER - Purpose of This Exchange Offer for more information.

Q.7                             Is This Exchange Offer Fair to the Common Stockholders?

We retained Katzen Marshall, a business valuation company, in connection with this Exchange Offer.  Katzen Marshall delivered its June 30, 2011 opinion to the Board of Directors that the Offer Consideration to be paid by RTI to Preferred Stock shareholders pursuant to this Exchange Offer is fair to RTI Common Stock shareholders, from a financial point of view (See Appendix

A).  Neither our Board of Directors nor Katzen Marshall is making any recommendation regarding whether you should tender your shares of Preferred Stock in this Exchange Offer.  See THIS EXCHANGE OFFER - Fairness of the Exchange Offer for more information.

Q.8                             How Long Do I Have to Decide Whether to Participate in This Exchange Offer?

We expect that the Expiration Date will be November 4, 2011, at 12:00 midnight Eastern time. We may extend the Expiration Date at our discretion.  If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. See THIS EXCHANGE OFFER - Offering Period and THIS EXCHANGE OFFER - Expiration Date; Extensions; Amendments; Termination for more information.

Q.9                             How Should I Decide Whether or Not to Exchange My Preferred Stock for the Offer Consideration?

We are providing information to assist you in making your own informed decision.  We are not making any recommendation as to whether you should or should not participate in the Exchange Offer.  You may seek your own outside legal counsel, accountant, or financial advisor for further advice.  See NO RECOMMENDATION BY RTI for more information.

Q.10                      Will I Owe Taxes if I Exchange My Preferred Stock in This Exchange Offer?

Based on the information available to us, we do not anticipate that the exchange of Preferred Stock for Offer Consideration will result in the creation of a federal income tax liability for most Preferred Stockholders.  However, your tax consequences may differ based on your particular situation.  See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

If you are subject to foreign tax laws, even if you are a resident of the U.S., there may be tax consequences for participating in this Exchange Offer.  We recommend you consult your own tax advisor to determine your particular tax consequences of tendering Preferred Stock pursuant to this Exchange Offer. See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

WE ADVISE ALL PREFERRED STOCK SHAREHOLDERS WHO MAY CONSIDER TENDERING THEIR PREFERRED STOCK TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Q.11                      What if I Have Any Questions or if I Need Additional Documents?

You should direct questions about this Exchange Offer (including requests for additional copies of this Offering Memorandum or any other documents) to our Depositary, American Stock Transfer & Trust Company, LLC, at:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

See QUESTIONS/DOCUMENT REQUESTS for more information.

Q.12                      How Do I Find Out How Many Shares of Preferred Stock I Have?

You can at any time confirm the number of shares of Preferred Stock that you have and related dividends in arrears by contacting Mr. Douglas W. Cowan, Vice President and Chief Financial Officer of RTI at (888) 806-2626 (toll-free).  See THIS EXCHANGE OFFER - Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock) for more information.

Q.13                      Can I Exchange Only Some of My Preferred Stock?

No.  Preferred Stockholders desiring to participate in the exchange must agree to tender all of their outstanding Preferred Stock.  No partial tenders will be accepted.  See THIS EXCHANGE OFFER - Terms of the Exchange Offer for more information.

Q.14                      How Do I Tender My Preferred Stock?

You may tender your Preferred Stock at any time before the Expiration Date by submitting a completed and signed Letter of Transmittal with your original Preferred Stock certificates to the Depositary, American Stock Transfer & Trust Company, LLC.  A copy of the Letter of Transmittal accompanies this Offering Memorandum.  You may call the Depositary at (877) 248-6417 with procedural questions regarding tendering your Preferred Stock.

Your Preferred Stock will not be considered tendered until the Depositary RECEIVES the properly completed and signed Letter of Transmittal with your original stock certificate(s) (and any other required document) before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.  You are responsible for making sure these documents are RECEIVED by the Depositary.  You must allow for delivery time based on the method of delivery that you choose to ensure that the Depositary RECEIVES your Letter of Transmittal with your original stock certificate(s) (and any other required document) on time.  All tendering Preferred Stockholders waive any right to receive any notice of the acceptance of their Preferred Stock for payment.

Any beneficial owner of Preferred Stock whose Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Preferred Stock in this Exchange Offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.  See THIS EXCHANGE OFFER - Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock) for more information.

Q.15                      What if I Cannot Find My Preferred Stock Certificate?

If you cannot locate your Preferred Stock certificate, you should promptly contact American Stock Transfer & Trust Company, LLC, the Depositary, at (877) 248-6417.  You will then be instructed as to the steps that must be taken in order to replace the Preferred Stock certificate.  The Letter of Transmittal cannot be processed until the procedures for replacing any lost (or destroyed or stolen) certificates have been followed.  We cannot guarantee that such process can be completed before the Expiration Date of this Exchange Offer.  See THIS EXCHANGE OFFER - Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock) for more information.

Q.16                      When and How Can I Withdraw Previously Tendered Preferred Stock?

You may withdraw your tendered Preferred Stock at any time before the Expiration Date.  To withdraw tendered Preferred Stock, you must deliver to the Depositary (and it must RECEIVE) a properly completed and signed notice of withdrawal (and any other required document) before the Expiration Date.

Once you have withdrawn Preferred Stock, you may re-tender your Preferred Stock only by again following the procedures described for validly tendering Preferred Stock in this Exchange Offer as discussed above. See THIS EXCHANGE OFFER - Withdrawal Rights for more information.

Q.17                      If I Participate in This Exchange Offer, When Will I Receive the Common Stock and Cash?

The Depositary will issue the Offer Consideration promptly following the Expiration Date of this Exchange Offer. See THIS EXCHANGE OFFER - Date of Payment for more information.

Q.18                      Will My New Common Stock Be Freely Trading?

All non-affiliates have met certain holding period requirements such that we will direct that the new Common Stock be issued without trading restrictions for non-affiliates.

If our affiliates choose to participate in this Exchange Offer, their new Common Stock will be issued with restrictive legends. See RISK FACTORS - Risks Related to This Exchange Offer for more information.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to tender your Preferred Stock in the manner described in this Exchange Offer.

Risks Related to This Exchange Offer

You should carefully consider the following material risks facing you if you participate in this Exchange Offer.

You Would Waive Dividends in Arrears and Would Not Participate in Future Dividends Paid on Preferred Stock

Holders of our Preferred Stock are entitled to quarterly dividends, which are paid when, if, and as declared by our Board of Directors.  We have never paid dividends on the Series III, Series IV or Series V Preferred Stock. As of June 30, 2011, dividends in arrears on outstanding Series III, Series IV, and Series V Preferred Stock equaled $1,578,602, $6,133,486, and $3,516,233, respectively.  As of July 15, 2011, there were no dividends in arrears on outstanding Series I and Series II Preferred Stock.  Dividends currently accrue at a rate of $1,368,868 per year (averaging $0.60 per share).  Additionally, as of June 30, 2011, a total of $2,758,327 in dividends in arrears was payable to persons who converted their Preferred Stock in the past.

If you participate in this Exchange Offer, you will waive any dividends in arrears and lose the opportunity to participate in future dividends paid on Preferred Stock declared after the Expiration Date of this Exchange Offer.  We cannot guarantee when, or if, we will amass enough cash to pay any or all such dividends in arrears.  We would honor our dividend obligations to the current and past Preferred Stockholders if our cash position was strong enough to do so while also supporting obligations and future growth.  In our estimation, past cash positions have not supported payment of dividends in arrears for Series III Preferred Stock, Series IV Preferred Stock or Series V Preferred Stock.

We also do not anticipate to pay dividends on the Common Stock in the near future.  Dividends on Common Stock cannot be paid so long as preferred dividends are unpaid.  We have never paid dividends on our Common Stock.

In the Future, We May Acquire Shares of Preferred Stock That Are Not Tendered in This Exchange Offer for Consideration Different Than That in This Exchange Offer

In the future, we may acquire shares of Preferred Stock that are not tendered in this Exchange Offer though privately negotiated transactions, another exchange offer, or such other means as we deem appropriate.  Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the Offer Consideration hereunder.  We have currently no plans to enter into purchases of Preferred Stock outside of this Exchange Offer.  Any such purchases would comply with federal and state securities laws.

In the Event of RTI’s Dissolution, You Would Not Receive the Preferred Stock Liquidation Preference

If you participate in this Exchange Offer, you will lose all rights associated with your Preferred Stock, including the liquidation preference.  Each series of Preferred Stock is entitled to a payment plus all unpaid dividends in the event of any voluntary or involuntary dissolution, liquidation or winding up of RTI, before any distribution of assets is made to Common Stockholders or other junior Preferred Stockholders.  The per share liquidation payment amount varies by series as follows: for Series I Preferred Stock: $6.25; for Series II Preferred Stock: $12.50; for Series III Preferred Stock: $12.50; for Series IV Preferred Stock: $11.00; and for Series V Preferred Stock: $4.40.  As of June 30, 2011, the liquidation value of outstanding stock for each series was $900,000 for Series I Preferred Stock; $2,746,250 for Series II Preferred Stock; $1,628,063 for Series III Preferred Stock; $6,077,500 for Series IV Preferred Stock; and $5,423,312 for Series V Preferred Stock.

Series II Preferred Stockholders Would Lose Their Right to Elect One-Third of the Board of Directors

If a Series II Preferred Stockholder participates in this Exchange Offer, he or she would lose all rights associated with that stock, including the right to elect one-third of the Board of Directors of RTI when dividends payable on the Series II Preferred Stock are in arrears for twelve consecutive quarterly dividend periods.

You Would Lose Your Conversion Privilege and the Anti-Dilution Adjustments

If you participate in this Exchange Offer, you will lose all rights associated with your Preferred Stock, including your right to convert the Preferred Stock to Common Stock.  Although this Exchange Offer provides you with the same number of shares of Common Stock as you would generally receive pursuant to a conversion (one share of Common Stock per one share of Preferred Stock), the Preferred Stock also carries with it the right to retain unpaid dividends upon conversion as well as anti-dilution adjustments.

Very few Preferred Stockholders have exercised their right to convert in recent years, which may be due to the stock price for our Common Stock.

This Exchange Offer Is Not a Redemption Under the Certificates of Designation

This Exchange Offer is not a redemption under the Certificates of Designation for each series of Preferred Stock.  The cash portion of the Offer Consideration is less than the Redemption Price for each series of Preferred Stock.  If you participate in this offer and in the event that we later redeem Preferred Stock, you will not participate in such redemption.  The Redemption Price per share (not including dividends) for each series under the Certificates of Designation is as follows: $7.50 for Series I Preferred Stock; $15.00 for Series II Preferred Stock; $15.00 for Series III Preferred Stock; $11.00 for Series IV Preferred Stock; and $4.40 for Series V Preferred Stock.

All Preferred Stock Obligations That Remain Outstanding After This Exchange Offer Will Have Priority Over Our Common Stock with Respect to the Payment of Dividends and in the Event of a Bankruptcy or Similar Proceeding

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below all debt claims against us and claims with respect to our outstanding shares of Preferred Stock.  As a result, holders of our Common Stock, including participants in this Exchange Offer, will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all our obligations to our debt holders have been satisfied and holders of our Preferred Stock have received any payment or distribution due to them.

Future Sales of Our Common Stock May Depress the Price of Our Common Stock

Any sales of a substantial number of shares of Common Stock by our shareholders in the public market during or following this Exchange Offer, or the perception that such sales might occur, may cause the market price of our Common Stock to decline.  We expect that the Common Stock to be issued to non-affiliate Preferred Stockholders participating in this Exchange Offer to be freely tradable following the consummation of this Exchange Offer because all non-affiliate Preferred Stockholders with restricted stock have met the requirements of Rule 144 under the Securities Act by holding their stock for well over the requisite six months.  If the market price of our Common Stock declines during or following this Exchange Offer, the value of the Common Stock you would receive upon exchange of your Preferred Stock will decline.  The dilution created by the Common Stock consideration of this Exchange Offer may further reduce the market price of the Common Stock.  This effect may be mitigated by the removal of accrued dividends from our Statements of Operations pursuant to this Exchange Offer.

Affiliates Would Receive Restricted Shares

The issuance of Common Stock upon exchange of the Preferred Stock pursuant to this Exchange Offer is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.  When securities are exchanged for other securities under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act.  The Preferred Stock was issued in offerings exempt from the registration requirements of the Securities Act.  All non-affiliates with restricted stock have met the holding period requirements of Rule 144 under the Securities Act by holding their stock for well over the requisite six months.  Therefore, we will instruct the Depositary to issue freely trading Common Stock shares to non-affiliates.  However, the Common Stock issued pursuant to this Exchange Offer to affiliates is still restricted and will bear a restrictive legend.  There are two Director affiliates eligible to participate in this Exchange Offer.

This Offer Is Conditioned on Approval of Our Additional Listing Application With the Amex

Our Common Stock is listed on the Amex.  We expect that the Amex will approve our pending application to list up to 2,279,016 additional shares of Common Stock to be issued as Offer Consideration to participating Preferred Stockholders under this Exchange Offer.  We further expect that the Amex’s approval will not be conditioned on a shareholder vote.  However, if the Amex does not approve the pending additional listing application or if it requires a shareholder vote prior to approval, we may terminate, extend, or amend this Exchange Offer pursuant to the stated conditions of this Exchange Offer.  See THIS EXCHANGE OFFER - Conditions of This Exchange Offer for more information.

If the Exchange Offer Results in a Gain for Federal Income Tax Purposes, You May Owe Federal Income Tax

We anticipate that most Preferred Stockholders participating in this Exchange Offer would realize a loss that could not be recognized based on the closing price of Common Stock on August 31, 2011, the amounts of cash to be received with respect to each series of Preferred Stock in the Exchange Offer, and the amounts originally paid for each series of Preferred Stock according to our records.

However, if the price of our Common Stock increases dramatically during the Offering Period, if there has been a transfer for value, or if our records with respect to the prices paid for Preferred Stock are materially incorrect, then participation in the Exchange Offer may result in a taxable gain, which may be recast in whole or in part as a dividend. See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

If the IRS Classifies the Offer Consideration as a “Dividend”, You May Owe Federal Income Tax

Preferred Stockholders electing to participate in the Exchange Offer agree to waive all dividends in arrears.  Therefore, we will not treat any portion of the cash portion of the Offer Consideration as attributable to or paid in lieu of dividends in arrears.  However, notwithstanding our analysis, if the IRS interprets the Offer Consideration as a “dividend”, then participation in the Exchange Offer may result in the receipt of a taxable dividend. See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

Risks Related to Our Business and Common Stock

You should carefully consider the following material risks facing us.  If any of these risks occur, our business, results of operations or financial condition and the value of your Common Stock could be materially affected.

We Compete in a Monopolistic Marketplace

We operate in an environment that is dominated by Becton, Dickinson and Company (“BD”), the major syringe manufacturer in the U.S.  We have sued BD alleging violations of antitrust acts, false advertising, product disparagement, tortious interference, and unfair competition.  This suit is scheduled to be tried on January 10, 2012.

Although we have made limited progress in some areas, such as the alternate care and international markets, our volumes are not as high as they should be given the nature and quality of our products and the federal and state legislation requiring the use of safe needle devices.

We Have Generally Been Unable to Gain Sufficient Market Access to Achieve Profitable Operations

We have a history of incurring net operating losses.  We may experience operating losses in the future.  If we are unable to gain sufficient market access and market share, we may be unable to continue to finance research and development as well as support operations and expansion of production.

We Are Dependent on Our Aging Patent Protection

Our main competitive strength is our technology.  We are dependent on our patent rights, and if our patent rights are invalidated or circumvented, our business would be adversely affected.  Patent protection is considered, in the aggregate, to be of material importance in our marketing of products in the U.S. and in most major foreign markets.  Patents covering products that we have introduced normally provide market exclusivity, which is important for the successful marketing and sale of our products.

As our technology ages (and the associated patent life expires), our competitive position in the marketplace will weaken.  The initial patents protecting our revolutionary spring action syringe will expire beginning in May 2015.  Patent life may be extended, not through the original patents, but through related improvements.  Our ability to improve these patents is uncertain.  Eventually, however, our patent protection may decrease and we will be vulnerable to other competitors utilizing our technology.

Our Patents Are Subject to Litigation

We have been sued by BD and MDC Investment Holdings, Inc. for patent infringement.  A trial date has been set for February 14, 2012.   Patent litigation and challenges involving our patents are costly and unpredictable and may deprive us of market exclusivity for a patented product or, in some cases, third party patents may prevent us from marketing and selling a product in a particular geographic area.

We Are Vulnerable to New Technologies

Because we have a narrow focus on particular product lines and technology (currently predominantly retractable needle products), we are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products.  If a superior technology is created, the demand for our products could greatly diminish.

Our Competitors Have Greater Resources

Our competitors have greater financial resources, larger and more established sales and marketing and distribution organizations, and greater market influence, including long-term contracts.  These competitors may be able to use these resources to improve their products through research and acquisitions or develop new products, which may compete more effectively with our products.  If our competitors choose to use their resources to create products superior to ours, we may be unable to sell our products and our ability to continue operations would be weakened.

The Majority of Our International Sales Are Filled Using One Supplier

Most international sales are filled by production from Double Dove.  In the event that we become unable to purchase such product from Double Dove, we would need to find an alternate supplier for the 0.5mL insulin syringe, the 0.5mL autodisable syringe, and the 5mL and 10mL syringes.  We would increase domestic production for the 1mL and 3mL syringes to avoid a disruption in supply.

Fluctuations in Supplies of Inventory Could Temporarily Increase Costs

Fluctuations in the cost and availability of raw materials and inventory and the ability to maintain favorable supplier arrangements and relationships could result in the need to manufacture all of our products in the U.S.  This could temporarily increase unit costs as we ramp up domestic production.

We Are Controlled by One Shareholder

Thomas J. Shaw, our President and Chief Executive Officer, beneficially owned 32.2% of the outstanding Common Stock (and controlled another 15.8% pursuant to a Voting Agreement with Ms. Suzanne August and trust agreements for the benefit of family members) as of August 31, 2011.  Mr. Shaw will, therefore, have the ability to direct our operations and financial affairs and to substantially influence the election of members of our Board of Directors.  His interests may not always coincide with our interests or the interests of other stockholders.  This concentration of ownership, for example, may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our Common Stock.

We Have Limited Access to the Capital Markets

The volume of trading in our Common Stock on the Amex (formerly the American Stock Exchange) is low.  Accordingly, it is unclear if there is any significant market for our shares.  This may reduce our ability to raise cash through public or private offerings in the future.

Our Stock Price Is Low

Our stock price may be deemed to have been selling “for a substantial period of time at a low price per share” which may result in our receipt of a notification from the Amex that a reverse split is necessary.  We have received no such notification.  When a company receives such a notification, failure to effect a reverse stock split may result in suspension or removal from trading on the Amex.  The Amex may initiate delisting procedures in its discretion.  Delisting of our shares would greatly affect the liquidity of our shares and would reduce our ability to raise funds from the sale of equity in the future.  However, we believe such delisting application to be unlikely.  Furthermore, in the event that we receive a deficiency letter from the Amex, we will have the right to appeal such determination.

Current Economic Conditions May Decrease Collectability of Accounts

Although we believe that we have granted credit to credit-worthy firms, current economic conditions may affect the timing and/or collectability of some accounts.

We Face Inherent Product Liability Risks

As a manufacturer and provider of safety needle products, we face an inherent business risk of exposure to product liability claims.  If a product liability claim is made and damages are in excess of our product liability coverage, our competitive position could be weakened by the amount of money we could be required to pay to compensate those injured by our products.  In the event of a recall, we do not have recall insurance.

THIS EXCHANGE OFFER

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THIS EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

Purpose of This Exchange Offer

The purpose of this Exchange Offer is to exchange any and all of the outstanding Preferred Stock for the Offer Consideration.  We are making this Exchange Offer to Preferred Stockholders to offer prompt payment of cash and an opportunity to participate in future earnings by virtue of Common Stock ownership while eliminating our obligation to pay dividends in arrears of participating Preferred Stockholders and stopping the accrual of future dividends for participating Preferred Stockholders.

This Exchange Offer is voluntary.  If you choose not to participate, you will keep your Preferred Stock, you will not receive the Offer Consideration, and no changes will be made to the terms of your Preferred Stock.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions described in this Exchange Offer and the accompanying Letter of Transmittal, to exchange shares of our Common Stock and cash for any and all of our issued and outstanding shares of Preferred Stock, all of which is Class B Preferred Stock.  Holders who validly tender and do not validly withdraw their Preferred Stock prior to 12:00 midnight Eastern time on the Expiration Date will receive the following Offer Consideration:

Series I Preferred Stock	$1.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series II Preferred Stock	$3.00 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series III Preferred Stock	$3.80 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series IV Preferred Stock	$3.50 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Series V Preferred Stock	$0.96 per share of Preferred Stock; and One share of Common Stock per share of Preferred Stock

Any Preferred Stockholder participating in this Exchange Offer will also agree to waive all unpaid dividends in arrears associated with the tendered Preferred Stock.  The dividends of Preferred Stockholders who do not participate in this Exchange Offer will be unaffected.

The cash consideration does not equal dividend arrearage amounts or the original purchase price of the Preferred Stock.  In determining the relative amounts of cash consideration, we considered, among other factors, dividends in arrears and future dividends associated with each series of Preferred Stock.

As of August 31, 2011, there were 2,279,016 shares of Preferred Stock outstanding among all Series (144,000 shares of Series I Preferred Stock; 219,700 of Series II Preferred Stock; 130,245 of Series III Preferred Stock; 552,500 of Series IV Preferred Stock; and 1,232,571 of Series V Preferred Stock).

The original per share purchase prices of the Preferred Stock were as follows: $5.00 for Series I Preferred Stock; $10.00 for Series II Preferred Stock; $10.00 for Series III Preferred Stock; $10.00 for Series IV Preferred Stock; and $4.00 for Series V Preferred Stock.  As of June 30, 2011, dividends in arrears on outstanding Series III, Series IV, and Series V Preferred Stock equaled $1,578,602, $6,133,486, and $3,516,233, respectively.  As of July 15, 2011, there were no dividends in arrears on outstanding Series I and Series II Preferred Stock.

If you elect to exchange your Preferred Stock, you must exchange all of your Preferred Stock. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Preferred Stock, we will reject your tender in full. No alternative, conditional or contingent tenders will be accepted.

We believe that the offer to purchase Preferred Stock hereunder is in accordance with the Certificates of Designation of the Preferred Stock because: 1) there are no unpaid dividends outstanding on the Series I and Series II Preferred Stock at the time of this Exchange Offer; and 2) the cash portion of the Offer Consideration does not exceed 25% of the value of the cash assets as of June 30, 2011.

We have not made a recommendation to any holder of Preferred Stock as to whether you should tender your Preferred Stock in this Exchange Offer.  You must make your own investment decision with regard to this Exchange Offer based on your own assessment of the likely value of the Common Stock and your liquidity needs and investment objectives.

Offering Period

The Offering Period for this Exchange Offer will commence on September 12, 2011, and expire at 12:00 midnight Eastern time, on the Expiration Date which is currently November 4, 2011 (the “Offering Period”).  No exceptions will be made to this deadline, unless we extend it.

Fairness of the Exchange Offer

On June 28, 2011, the Board of Directors approved this Exchange Offer as being in the best interests of RTI.  At this Board meeting, Katzen Marshall, a business valuation company, presented its opinion letter in connection with this Exchange Offer.  Katzen Marshall’s opinion letter concluded that the Offer Consideration to be paid by RTI to Preferred Stock shareholders pursuant to this Exchange Offer is fair to RTI Common Stock shareholders, from a financial point of view (see Appendix A).  Neither our Board of Directors nor Katzen Marshall is making any recommendation regarding whether you should tender your shares of Preferred Stock in this Exchange Offer.

In connection with its opinion, Katzen Marshall, among other things:

1.	Reviewed the terms of this Exchange Offer;

2.	Reviewed certain publicly available business and financial information relating to RTI that Katzen Marshall deemed to be relevant;

3.	Reviewed certain information relating to the historical, current, and future operations, financial condition, and prospects of RTI made available to Katzen Marshall by RTI;

4.	Compared RTI from a financial point of view with certain other companies in the industry that Katzen Marshall deemed relevant;

5.	Interviewed certain senior management of RTI regarding the business, operations, financial condition, operating history and prospects of RTI, this Exchange Offer, and related matters;

6.

Reviewed the current and historical market prices and trading history and volume for RTI’s Common Stock and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Katzen Marshall deemed to be relevant;

7.

Reviewed yields and prices in the public marketplace on convertible and non-convertible, cumulative and non-cumulative, dividend and non-dividend paying preferred stocks for comparison to RTI’s Preferred Stock;

8.

Reviewed RTI SEC filings and related financial operating results, financial condition, and capitalization of RTI giving effect to the Exchange Offer; generated pro forma cash flows and performed selected discounted cash flow analyses based on RTI management input; and

9.	Performed such other option model pricing, financial studies, analyses and inquiries, factors, and examinations as Katzen Marshall deemed appropriate.

This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Fairness Opinion of Katzen Marshall (see Appendix A).

Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock)

You may tender your Preferred Stock at any time before the Expiration Date by submitting a completed Letter of Transmittal with your original Preferred Stock certificate(s).  A copy of the Letter of Transmittal accompanies this Offering Memorandum.  The process for properly completing your Letter of Transmittal is set forth below.  You may call the Depositary at (877) 248-6417 with procedural questions regarding tendering your Preferred Stock.  Any beneficial owner of Preferred Stock whose Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Preferred Stock in this Exchange Offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

The Expiration Date of this Exchange Offer will be Friday, November 4, 2011 at 12:00 midnight Eastern time, unless we, in our sole and absolute discretion, extend this Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

If you cannot locate your Preferred Stock certificate, you should promptly contact American Stock Transfer & Trust Company, LLC, the Depositary, at (877) 248-6417.  You will then be instructed as to the steps that must be taken in order to replace the Preferred Stock certificate.  The Letter of Transmittal cannot be processed until the procedures for replacing any lost (or destroyed or stolen) certificates have been followed.  We cannot guarantee that such process can be completed during the Offering Period.

You can at any time confirm the number of shares of Preferred Stock that you have and related dividends in arrears by contacting Mr. Douglas W. Cowan, Vice President and Chief Financial Officer of RTI at (888) 806-2626 (toll-free).

The Letter of Transmittal will direct you to complete a table summarizing the Preferred Stock shares you elect to tender pursuant to this Exchange Offer.

The Letter of Transmittal will also direct you to complete a Substitute Form W-9 if you are a non-exempt United States person to prevent backup withholding on the consideration under this Exchange Offer.  In order to satisfy the Depositary that a foreign individual qualifies as an exempt recipient, such stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status, on a properly completed Form W-8BEN, or successor form.  Such statements can be obtained from the Depositary.  Failure to complete the Substitute Form W-9 will not, by itself, cause the Preferred Stock certificates to be invalidly tendered, but may require the Depositary to withhold a portion of the amount of any payments made.  Backup withholding is not an additional federal income tax.  Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

You must sign the Letter of Transmittal where indicated.  The signature(s) on this Letter of Transmittal must correspond with the name(s) as written on the face of the Preferred Stock certificate(s) without alteration or any other change whatsoever.  If any tendered Preferred Stock is owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.  If any tendered Preferred Stock shares are registered in the names of different holder(s), it will be necessary to complete, sign, and submit as many separate Letters of Transmittal  as there are different registrations of such Preferred Stock.  If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to RTI of their authority so to act must be submitted to the Depositary.  If the Letter of Transmittal is signed by the registered owner(s) of the Preferred Stock, no endorsements of Preferred Stock certificates or separate stock powers are required.

If the Letter of Transmittal is signed by a person other than the registered owner(s) of the Preferred Stock listed, the Preferred Stock certificate(s) must be endorsed or accompanied by the appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the Preferred Stock certificate(s). Signatures on such Preferred Stock certificates or stock powers must be guaranteed by an eligible institution.  Please contact the Depositary at (877) 248-6417 with further questions about this process.  In general, a transfer of your interest in the Preferred Stock and/or the Offer Consideration to another person will not be permitted during the Offering Period.  If you desire to transfer your interest in the Preferred Stock (if not participating in this Exchange Offer) or the Offer Consideration, you should do so after the offering has terminated.

Following completion of the Letter of Transmittal, you must mail or deliver the Letter of Transmittal with your original Preferred Stock certificates to the Depositary at:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

IT IS UNDERSTOOD THAT THE METHOD OF DELIVERY OF THE PREFERRED STOCK CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PREFERRED STOCKHOLDER AND THAT THE RISK OF LOSS OF SUCH PREFERRED STOCK CERTIFICATE(S) AND OTHER DOCUMENTS SHALL PASS ONLY AFTER THE DEPOSITARY HAS ACTUALLY RECEIVED THE PREFERRED STOCK CERTIFICATE(S).  IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Your Preferred Stock will not be considered tendered until the Depositary RECEIVES the properly completed and signed Letter of Transmittal with your original stock certificate(s) (and any other required document) before the Expiration Date.  If you miss this deadline, you will not be permitted to participate in this Exchange Offer. You are responsible for making sure the Letter of Transmittal with your original stock certificate(s) (and any other required document) is RECEIVED by the Depositary. You must allow for delivery time based on the method of delivery that you choose to ensure that the Depositary RECEIVES your Letter of Transmittal and your original stock certificate(s) (and any other required document) on time.  All tendering Preferred Stockholders waive any right to receive any notice of the acceptance of their Preferred Stock for payment.

All questions as to validity, form, and eligibility (including time of receipt) of the tender of any Preferred Stock certificates, including questions as to the proper completion or execution of the Letter of Transmittal, or other required documents and as to the proper form for transfer of any certificate of Preferred Stock, will be determined by us in our sole and absolute discretion (which power may be delegated in whole or in part to the Depositary)

which determination will be final and binding.  We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any Preferred Stock whether or not similar defects or irregularities are waived in the case of any other stockholder.  A tender will not be deemed to have been validly made until all defects and irregularities have been cured or waived.  We and the Depositary will make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Depositary. However, neither we nor the Depositary have a duty to notify you and will not incur any liability for failure to give any such notification.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this Offering Period, subject only to any extension of the Expiration Date of this Exchange Offer that we may grant in our sole discretion.  Any tendered shares of Preferred Stock that are not accepted by us will be returned to the tendering holder promptly after the expiration or termination of this Exchange Offer.

We do not intend to permit tenders of Preferred Stock by guaranteed delivery procedures.

If you attempt to tender your Preferred Stock and your tender is rejected by us (and not cured by a proper re-tender prior to the Expiration Date), you will be treated as a non-participant in the Exchange Offer.  Accordingly, this Exchange Offer will have no effect on your Preferred Stock and you will not be granted any Offer Consideration in exchange for your Preferred Stock.

If you do not elect to participate in this Exchange Offer and do not want to tender your Preferred Stock, no action is required.

If you are the record owner of your Preferred Stock and you tender it directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions.  If you own your Preferred Stock through a broker or other nominee and your broker or nominee tenders the Preferred Stock on your behalf, they may charge you a fee for doing so.  You should consult with your broker or nominee to determine whether any charges will apply.  Except as set forth in the instructions to the letters of transmittal, transfer taxes, if any, on the exchange of Preferred Stock for Offer Consideration pursuant to the Exchange Offer will be paid by us.

Delivery of Preferred Stock Constitutes Binding Agreement to Participate in This Exchange Offer

Your tender of Preferred Stock pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute, and final, subject to your withdrawal rights and our acceptance of your tendered Preferred Stock.  Our acceptance of Preferred Stock tendered by you pursuant to this Exchange Offer will constitute a binding agreement between RTI and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw, and terminate this Exchange Offer, we expect to retire and cancel all properly tendered Preferred Stock that has not been validly withdrawn.

Conditions of This Exchange Offer

This Exchange Offer is not conditioned on any minimum amount of Preferred Stock being tendered.  Notwithstanding any other provisions of this Exchange Offer, and without prejudice to our other rights, we will not be required to accept or, subject to any applicable rules of the SEC, exchange any Offer Consideration for the Preferred Stock, and we may terminate, extend or amend this Exchange Offer, if, at the Expiration Date, any of the following conditions have not been satisfied or, to the extent permitted, waived.

This Exchange Offer is subject to the conditions that, at the time of the Expiration Date, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with this Exchange Offer:

(a) there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with this Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of this Exchange Offer or materially impair the contemplated benefits to us of this Exchange Offer;

(b) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of this Exchange Offer or materially impair the contemplated benefits to us of this Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(c) there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

(d) there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;
•	any material adverse change in the price of our Common Stock on the Amex;
•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens; or

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us that has been made, proposed or announced by any person or has been publicly disclosed.

We expect that the Amex will approve our pending application to list up to 2,279,016 additional shares of Common Stock to be issued as Offer Consideration to participating Preferred Stockholders under this Exchange Offer.  We further expect that the Amex’s approval will not be conditioned on a shareholder vote.  This offer is further subject to the condition that the aforementioned expectations are met.

The conditions to the offer are for our benefit. We may assert them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described herein will be final and binding upon all persons.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date of this Exchange Offer will be Friday, November 4, 2011 at 12:00 midnight Eastern time, unless we, in our sole and absolute discretion, extend this Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than the next Business Day after the last previously scheduled or announced Expiration Date by filing with the SEC a Form 8-K.  For purposes of this Exchange Offer, a Business Day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to amend, withdraw or terminate the Exchange Offer by disseminating notice of the amendment, withdrawal or termination to Preferred Stockholders by public announcement or written notice, or otherwise as permitted by applicable law by filing such notice with the SEC as an amendment to the Schedule TO as well as by filing a Form 8-K with the SEC.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will disclose the material change and extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.

In addition, if we decide to take either of the following actions, we will publish a notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least ten Business Days after the date of such notification:

•                  we increase or decrease the amount of consideration offered for the Preferred Stock; or

•                  we increase or decrease the amount of Preferred Stock that may be tendered in the Exchange Offer.

Impact of Offering on Non-Participants

Nothing will happen to your Preferred Stock if you do not participate in this Exchange Offer.  If you do not participate in this Exchange Offer, all rights associated with your Preferred Stock, including dividends in arrears and future dividends, will remain unaffected.  Similarly, this Exchange Offer will have no effect on tendered Preferred Stock that is not accepted in this Exchange Offer.

Date of Payment

The Depositary will issue your Offer Consideration promptly following the date that your tendered Preferred Stock is accepted.  We expect the date of payment to be promptly after the Expiration Date.   If the Expiration Date is extended, then the date of payment will be similarly extended.  Notwithstanding anything herein to the contrary, the Offer Consideration for the Preferred Stock will not be paid unless and until the Preferred Stock is accepted for payment and until the share certificate(s) owned by the Preferred Stockholder are received by the Depositary, together with such additional documents as the Depositary may require, and until the same are processed for payment by the Depositary.

Withdrawal Rights

If you elect to accept this Exchange Offer as to your Preferred Stock and later change your mind, you may withdraw your tendered Preferred Stock (beginning on the day of your tender) and reject this Exchange Offer at any time before the Expiration Date, by following the procedure described in this section. You may also withdraw your tendered Preferred Stock after the expiration of forty business days from the commencement of this Exchange Offer if we have not yet accepted your Preferred Stock for payment.  Please note that, just as you may not tender only part of your Preferred Stock, you also may not withdraw your tender with respect to only a portion of your Preferred Stock. If you elect to withdraw previously tendered Preferred Stock, you must reject this Exchange Offer with respect to all your Preferred Stock. You may withdraw your tender of Preferred Stock at any time prior to 12:00 midnight Eastern time on the Expiration Date.  You may only withdraw your tender of Preferred Stock after the Expiration Date as permitted by law.

For a withdrawal of a tender of Preferred Stock to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to 12:00 midnight Eastern time on the Expiration Date, by mail, fax or hand delivery.  Any such notice of withdrawal must:

•                  specify that the notice of withdrawal relates to the Offer to Exchange Preferred Stock by Retractable Technologies, Inc. which commenced on September 12, 2011;

•                  specify the name of the person who tendered the Preferred Stock to be withdrawn;

•                  contain the series and number of shares represented by the Preferred Stock certificate(s) to be withdrawn; and

•                  be signed by the holder of the Preferred Stock in the same manner as the original signature on the applicable Letter of Transmittal.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the notice of withdrawal.

Your tendered Preferred Stock will not be considered withdrawn until the Depositary RECEIVES your notice of withdrawal. If you miss the deadline, your previously tendered Preferred Stock will be transferred to RTI, retired, and cancelled pursuant to this Exchange Offer.  The method of delivery is at your own option and risk. You are responsible for making sure that the notice of withdrawal is delivered to and RECEIVED by the Depositary.  You must allow for delivery time based on the method of delivery that you choose to ensure that the Depositary RECEIVES your notice of withdrawal (and any other required document) before the Expiration Date.

Withdrawal of Preferred Stock can only be accomplished in accordance with the foregoing procedures.  You may not rescind a valid withdrawal of tendered Preferred Stock.  However, Preferred Stock validly withdrawn may thereafter be retendered at any time prior to 12:00 midnight Eastern time on the Expiration Date by following the procedures for initially tendering Preferred Stock.

All questions as to validity, form, and eligibility (including time of receipt) of the withdrawal of any Preferred Stock certificates will be determined by us in our sole and absolute discretion (which power may be delegated in whole or in part to the Depositary) which determination will be final and binding.  We reserve the absolute right to reject any and all notices of withdrawal determined by us not to be in proper form or which may be unlawful.  We also reserve the absolute right to waive any defect or irregularity in withdrawal of any tendered Preferred Stock whether or not similar defects or irregularities are waived in the case of any other stockholder.  A withdrawal will not be deemed to have been validly made until all defects and irregularities have been cured or waived.  We and the Depositary will make reasonable efforts to notify any person of any defect in any notice of withdrawal submitted to the Depositary.  However, neither we nor the Depositary have a duty to notify you and will not incur any liability for failure to give any such notification.

The Depositary (Exchange Agent)

American Stock Transfer & Trust Company, LLC is the Depositary, exchange agent, and transfer agent.  All tendered Preferred Stock, executed Letters of Transmittal, and other related documents should be directed to the Depositary at its address and telephone numbers listed on the back cover of this Exchange Offer.  We will pay the Depositary a flat fee equaling reasonable and customary compensation for its services in connection with this Exchange Offer, reimburse it for its reasonable out-of-pocket expenses, and indemnify it against certain liabilities and expenses in connection with this Exchange Offer.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for this Exchange Offer.  We are making the solicitation by mail.  However, where permitted by applicable law, additional solicitations may be made by facsimile, email, telephone or in person by officers and regular employees of ours.  We will pay the Depositary a flat fee equaling reasonable and customary compensation for its services in connection with this Exchange Offer, reimburse it for its reasonable out-of-pocket expenses, and indemnify it against certain liabilities and expenses in connection with this Exchange Offer.

Accounting Treatment

Cash paid for any purchased Preferred Stock through this Exchange Offer will decrease our cash position and decrease Additional paid-in capital.  The par value ($1.00 per share) of the Preferred Stock acquired through this Exchange Offer will decrease the Preferred Stock’s stated capital and increase Additional paid-in capital.  Out of pocket expenses will decrease cash and decrease Additional paid-in capital.  Such charges are not expected to exceed $70,000.  The effect to RTI’s capitalization of all shares being exchanged is shown in CAPITALIZATION herein.  The acquired Preferred Stock is expected to be cancelled.  If all Preferred Stock is tendered, we would issue an additional 2,279,016 shares of Common Stock.  No adjustment to our capitalization is required for this issuance; however, such issuance would likely affect future earnings (loss) per share.

Effect of Unauthorized Offers

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law.  If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of Preferred Stockholders residing in such jurisdiction.

Use of Securities Acquired

Preferred Stock acquired by RTI pursuant to this Exchange Offer will be retired and cancelled.  We will not receive any cash proceeds from the Exchange Offer.

Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the transaction contemplated herein.  Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under this Exchange Offer to accept tendered Preferred Stock and to issue the Offer Consideration would be subject to obtaining any such governmental approval.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011 (i) on an actual basis and (ii) on an as-adjusted basis to reflect this Exchange Offer, assuming the tender and acceptance of all outstanding shares of Preferred Stock.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes which are incorporated by reference herein.

	June 30, 2011 (unaudited)

	As Reported	Pro Forma
Long-term debt
Current portion of long-term debt	$643,544	$643,544
Long-term debt, net of current maturities	4,235,362	4,235,362
Total long-term debt	4,878,906	4,878,906

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	—
Series II, Class B	219,700	—
Series III, Class B	130,245	—
Series IV, Class B	552,500	—
Series V, Class B	1,232,571	—
Common stock, no par value	—	—
Additional paid-in capital	57,420,315	55,146,282
Retained deficit	(18,482,423)	(18,482,423)

	As Reported	Pro Forma
Total stockholders’ equity	41,216,908	36,663,859
Total capitalization	$46,095,814	$41,542,765

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

ANY TAX ADVICE CONTAINED HEREIN WAS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF (1) AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT OR ANY TAXPAYER OR (2) PROMOTING, RECOMMENDING OR MARKETING TO ANOTHER PARTY ANY TRANSACTION OR MATTER DISCUSSED HEREIN.

THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of material U.S. federal income tax matters relating to the exchange of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership, and disposition of shares of Common Stock received upon such exchange and assuming no fractional shares are to be issued in connection with the Exchange Offer.  It applies to you only if you acquire the Common Stock and cash in the Exchange Offer and you hold your Preferred Stock to be exchanged and Common Stock to be received in the Exchange Offer as capital assets for federal income tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•      a dealer in securities,

•      a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•      a tax-exempt organization,

•      a life insurance company,

•      a person liable for alternative minimum tax,

•      a U.S. expatriate,

•      a person that actually or constructively owns 10% or more of RTI voting stock,

•      a person that holds Exchange Securities as part of a straddle, a hedge, other risk reduction transaction or conversion transaction,

•      a U.S. holder (as defined below) whose functional currency is not the U.S. dollar,

•      financial institutions,

•      regulated investment companies,

•      real estate investment trusts,

•      a controlled foreign corporation and owners thereof, or

•      a passive foreign investment company and owners thereof.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary, and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations at any time by legislative, judicial or administrative action.  Any such changes may be applied retroactively.  We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax consequences discussed below.  Although the discussion below represents RTI’s best judgment as to the matters discussed herein, it does not in any way bind the IRS or the courts or in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.  This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a holder’s decision to participate in the Exchange Offer, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The tax treatment to a holder who participates in the Exchange Offer may vary depending upon such holder’s particular situation or status.

You are a U.S. holder if you are a beneficial owner of Preferred Stock and you are:

•                  a citizen or resident of the U.S., including an alien resident who is a lawful permanent resident of the U.S. or who meets the substantial presence test under Section 7701(b) of the Code,

•                  a domestic corporation or other entity treated as a domestic corporation for U.S. federal income tax purposes that was created or organized in or under the United States or any political subdivision thereof,

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•                  a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds Preferred Stock, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level.  Partners in partnerships holding Preferred Stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them in connection with the Exchange Offer and receipt of Offer Consideration.

Consequences to U.S. Holders

Participation in the Exchange

Holders of Preferred Stock electing to participate in the Exchange Offer agree to waive all dividends in arrears.  Therefore, RTI will not treat any portion of the cash portion of the Offer Considerations as attributable to or paid in lieu of dividends in arrears.

The exchange of shares of Preferred Stock (which has dividends in arrears) for shares of Common Stock plus cash pursuant to the Exchange Offer should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and therefore a “reorganization” for U.S. federal income tax purposes.

Under Code Section 356(c), in no event may a loss be recognized in a reorganization exchange.

This rule applies where the property received in the exchange consists of stock or securities permitted to be received under Code Section 354 without recognition of gain or loss, but also includes other property or money.

RTI anticipates that most holders of Preferred Stock participating in the exchange would realize a loss that could not be recognized based on the closing price of Common Stock on August 31, 2011, the amounts of cash to be received with respect to each Series of Preferred Stock in the Exchange Offer, and the amounts originally paid for each Series of Preferred Stock according to RTI records.

However, certain types of prior transfers such as transfers at death or transfers for value have the potential to change the adjusted tax basis of Preferred Stock such that some holders of Preferred Stock participating in the exchange could realize a gain on receipt of the Offer Consideration, the recognition of which for federal income tax purposes would be subject to the rules discussed below.

Under Section 356(a)(1) of the Code, if a holder of Preferred Stock participating in the Exchange Offer were to realize gain, that gain would be recognized but not in excess of the amount of cash received as part of the Offer Consideration.  Such gain would be capital gain subject to the limitation and recharacterization described below.

If a transaction is described in Section 356(a)(1) of the Code, then under Section 356(a)(2) of the Code, if the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, subject to a possible change in the applicable law as described further below, the amount of any cash would instead be treated as ordinary dividend income, but only to the extent of (1) the gain (not loss) you would otherwise recognize in the exchange, and (2) your ratable share of the Company’s accumulated earnings and profits.  The remainder of any gain should be treated as from the exchange of Preferred Stock.  Tax basis does not reduce any dividend recognized.

Legislation pending in 2010 in the U.S. House of Representatives, if enacted, would have removed the “gain” and “ratable share” limitation on dividend treatment under Section 356(a)(2) and could have treated the entire cash payment as a distribution of a dividend to the extent of RTI earnings and profits if the receipt of cash had the effect of the distribution of a dividend.  It is not clear what tax proposals the current Congress might enact in 2011 or the effective date that such provisions might have.

Amounts treated as dividends under Section 356(a)(2) are generally treated in the same manner as other dividends if received by a non-corporate U.S. holder, and in respect of such non-corporate U.S. holder, would generally qualify for taxation at preferential rate if the non-corporate U.S. holder meets certain holding period and other applicable requirements.  Amounts treated as dividends under Section 356(a)(2) received by a corporate U.S. holder are subject to special rules.

Treasury Regulations provide that if a holder of Preferred Stock with dividends in arrears exchanges his shares for other stock, a dividend can result if there is an increase in the proportionate interest of the holder of Preferred Stock in the assets or earnings and profits of the corporation.  RTI does not believe that this will occur as a result of the Exchange Offer.  If it were to occur, then under Treasury Regulation Section 1.305-7(c)(2) an amount equal to the lesser of the amount by which the fair market value or liquidation preference, whichever is greater, of the stock received in the exchange (determined immediately after the exchange) exceeds the issue price of the Preferred Stock surrendered or the dividends in arrears would be treated as a deemed distribution which Code Sections 301 and 305(b)(4) could treat as a dividend.

In the event of a loss, the tax basis of Common Stock received by a participant in the Exchange Offer should equal the tax basis of Preferred Stock surrendered reduced by the amount of cash received.  However, in the event of a gain, the tax basis of Common Stock received by a participant in the Exchange Offer should equal the tax basis of Preferred Stock surrendered increased by capital gain recognized and reduced by the amount of cash received.

Taxation of U.S. Holders of Common Stock

Distributions on Common Stock.  In general, distributions with respect to RTI Common Stock will constitute dividends to the extent made out of RTI’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Thus, a distribution may be treated under Code Section 301 as a dividend if RTI has positive earnings and profits from its current fiscal year but has negative accumulated earnings and profits.  If a distribution exceeds current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of tax basis and thereafter as capital gain from the sale or exchange of such Common Stock.  Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2013 will generally qualify for taxation at preferential rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

U.S. individuals are generally currently taxed on qualified dividends at a maximum 15% rate and on long-term capital gains from sales of investment securities at a maximum rate of 15%.  Effective January 1, 2013, taking into account the Medicare tax discussed below, dividends will be taxed as ordinary income with a maximum tax rate scheduled to rise to 43.4% and the maximum tax rate on capital gains from sales of investment securities is scheduled to rise to 23.8% (including Medicare Tax in the determination of such rates).

Disposition of Common Stock.  Upon the sale or other disposition of RTI Common Stock received pursuant to the Exchange Offer, a participant in the Exchange Offer will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such Common Stock.  Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year.  The holding period for Common Stock received in the Exchange Offer should include the exchanging shareholder’s holding period for the surrendered Preferred Stock.  Long-term capital gain recognized by a non-corporate U.S. holder is currently eligible for reduced rates of taxation as discussed above.  The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to Medicare tax on its net investment income.  For individuals, the tax is 3.8% of the lesser of (1) “net investment income” for the relevant taxable year and (2) the excess of the modified adjusted gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual’s circumstances).  For an estate or trust, the tax is 3.8% of the lesser of (1) undistributed “net investment income” for the relevant taxable year or (2) the excess of the adjusted gross income for the taxable year over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.  A holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the Common Stock, unless such dividend payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Common Stock.

Consequences to Non-U.S. Holders

The following subsection generally describes certain material tax consequences to a non-U.S. holder.  You are a non-U.S. holder if you are the beneficial owner of Exchange Securities and you are not a U.S. holder and are not a partnership.  If you are a U.S. holder, this subsection does not apply to you.  Special rules may apply to you and the tax consequences of participating in the Exchange Offer may be materially different than those described below if you are a controlled foreign corporation, passive foreign investment company or are otherwise subject to special treatment under the Code.

Treatment of the Exchange Offer

Generally, if you are a non-U.S. holder, you should not recognize any loss on the exchange of Preferred Stock pursuant to the Exchange Offer.  Gain realized by a non-U.S. holder on the Exchange Offer will generally not be subject to U.S. federal income tax except as described below in “Taxation of Non-U.S. Holders of Company Common Stock—Gain on Disposition of Common Stock.”  However, if there were a receipt of cash premium resulting in dividend treatment under Section 356(a)(2) of the Code (including as a result of the previously proposed legislation described above), the amount of such dividends may be subject to withholding of United States federal income tax.  See “Taxation of Non-U.S. Holders of Company Common Stock—Dividends” below for a description of the tax consequences to a non-U.S. holder of receiving a dividend.  In some cases, payments of cash made to non-U.S. holders with respect to the Exchange Offer may be subject to such U.S. withholding tax unless the non-U.S. holder certifies that it is not a United States person and that the receipt of such cash will not result in dividend treatment under Section 356(a)(2) of the Code (including as a result of the previously proposed legislation described above) in respect of the Exchange Offer.  Receipt of the full payment may be delayed until such certification is provided.  Non-U.S. holders exchanging Preferred Stock held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

You are urged to consult your tax advisor regarding the U.S. and other tax consequences of the Exchange Offer.

Taxation of Non-U.S. Holders of Company Common Stock

Dividends.  Except as described below, if you are a non-U.S. holder of Common Stock, dividends paid to you are generally subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.  Even if you are eligible for a lower treaty rate, RTI and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us:

•                  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute or successor form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments,

•                  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Regulations, or

•                  the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder timely provides us with an appropriate statement to that effect on a properly completed and duly executed Internal Revenue Service Form W-8ECI (or suitable successor form).  If the exception applies, the non-U.S. holder should be required to pay U.S. federal income tax on the dividends on a net income basis at applicable graduated individual or corporate U.S. income tax rates, subject to any different treatment prescribed by an applicable tax treaty.  In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to the branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

If you are eligible for a reduced rate of United States withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.  Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits.

If dividends paid to you are “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•                  you are a non-United States person, and

•      the dividends are effectively connected with your conduct of a trade or business in the United States and are includible in your gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to United States citizens, resident aliens, and domestic United States corporations.  If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock.  If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Common Stock unless:

•                  the gain is “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States; in these cases, the gain will be taxed on a net income basis at rates applicable to United States citizens, resident aliens, and domestic United States corporations,

•                  you are an individual, you hold the Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code), or

•                  you are or have been a United States real property holding corporation for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held RTI Common Stock, and you held, directly or indirectly, more than 5% of the Common Stock at some time during such period.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

RTI has not been, is not, and does not anticipate becoming in the future a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation (The Hiring Incentives to Restore Employment (HIRE) Act of 2010), a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain non-U.S. financial institutions, non-U.S. investment funds, and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States account holders.  Such payments would include dividends paid on Common Stock and the gross proceeds from the sale or other disposition of Common Stock. The withholding tax provisions of the HIRE Act may result in the imposition of a 30% withholding tax in many situations.  There are currently many uncertainties regarding the rules and regulations ultimately to be promulgated by the IRS with respect to HIRE Act compliance and withholding.

Backup Withholding and Information Reporting

If you are a U.S. holder of RTI’s Common Stock, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of RTI’s Common Stock, unless you are an exempt recipient and appropriately establish that exemption.  In addition, such payments will be subject to U.S. federal backup withholding (currently at a 28% rate until December 31, 2012 and a rate to be determined thereafter), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on Internal Revenue Service Form 1042-S) with respect to:

•                  dividend payments,

•                  the payment of the proceeds from the sale of Common Stock effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and

•                  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•                  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•                  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury Regulations, or

•                  you otherwise establish an exemption (such as based on your corporate status).

Payment of the proceeds from the sale of Common Stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding.  However, a sale of Common Stock that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the U.S.,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•                  the sale has some other specified connection with the U.S. as provided in U.S. Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting (but not backup withholding) if it is effected at a non-U.S. office of a broker that is:

•                  a United States person,

•                  a controlled foreign corporation for U.S. tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business in the United States for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “United States persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•                  such foreign partnership is engaged in the conduct of a trade or business in the United States,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.  Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service.  Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding.

Consequences to Non-Participating Holders

Holders that do not tender their Preferred Stock in the Exchange Offer will not recognize gain or loss, and will continue to have the same tax basis, holding period, and dividends in arrears with respect to their shares of Preferred Stock as they had before the consummation of the Exchange Offer.

NON-U.S. HOLDERS ARE URGED TO CONSULT AN INDEPENDENT TAX ADVISOR REGARDING THEIR PARTICULAR CIRCUMSTANCES AND SPECIAL RULES THAT MAY APPLY TO THEM.

EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFER AND HOLDING AND DISPOSING OF COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

INFORMATION ABOUT RTI

General Description of Our Business

RTI manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  RTI also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  RTI’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Financial Information

We have presented below selected financial data. The following selected financial data should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Form 10-K/A for the same period, which is incorporated herein by reference.  In addition, we encourage you to review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which is also incorporated herein by reference.  You may access our full audited financial statements in our Form 10-K/A filed on June 9, 2011, and our latest publicly filed interim financial statements in our Form 10-Q filed on August 12, 2011, by accessing the SEC’s internet site at www.sec.gov.

The selected Condensed Statements of Operations data for the years ended December 31, 2010 and 2009 and the selected Condensed Balance Sheet data as of December 31, 2010 and 2009 are derived from our audited financial statements that are included in our Annual Report on Form 10-K/A for the year ended December 31, 2010.   Quarterly information is derived from our non-audited financial statements included in our Form 10-Q ended June 30, 2011.

CONDENSED BALANCE SHEETS

	June 30, 2011 (unaudited)	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$26,790,307	$23,266,039	$18,126,084
Accounts receivable, net	4,288,459	7,582,062	9,948,210
Inventories, net	8,084,255	8,682,191	6,907,369
Income taxes receivable	11,973	12,031	3,655,637

	June 30, 2011 (unaudited)	December 31, 2010	December 31, 2009
Other current assets	214,490	681,244	624,393
Total current assets	39,389,484	40,223,567	39,261,693
Property, plant, and equipment, net	12,720,061	12,560,592	14,234,181
Intangible assets and other assets, net	385,190	406,910	445,425
Total assets	$52,494,735	$53,191,069	$53,941,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,301,597	$3,847,966	$6,997,310
Current portion of long-term debt	643,544	519,611	2,628,652
Accrued compensation	600,704	603,484	561,484
Marketing fees payable	—	—	1,419,760
Dividends payable	291,700	—	—
Accrued royalties to shareholders	733,965	949,619	843,327
Other accrued liabilities	1,393,489	3,910,428	745,460
Income taxes payable	77,466	155,000	—
Total current liabilities	7,042,465	9,986,108	13,195,993

Long-term debt, net of current maturities	4,235,362	4,304,460	4,824,833
Total liabilities	11,277,827	14,290,568	18,020,826

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	144,000	144,000
Series II, Class B	219,700	219,700	219,700
Series III, Class B	130,245	130,245	130,245
Series IV, Class B	552,500	552,500	552,500
Series V, Class B	1,232,571	1,232,571	1,238,821
Common stock, no par value	—	—	—
Additional paid-in capital	57,420,315	57,674,737	57,089,153

Retained deficit	(18,482,423)	(21,053,252)	(23,453,946)
Total stockholders’ equity	41,216,908	38,900,501	35,920,473
Total liabilities and stockholders’ equity	$52,494,735	$53,191,069	$53,941,299

CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended June 30, 2011 (unaudited)	Six Months Ended June 30, 2010 (unaudited)	Year Ended December 31, 2010	Year Ended December 31, 2009

Sales, net	$17,723,603	$15,914,350	$36,219,562	$38,981,837
Cost of sales
Cost of manufactured product	9,966,837	8,483,959	20,757,488	22,659,437
Royalty expense to shareholders	1,330,636	1,154,513	2,940,948	2,806,223
Total cost of sales	11,297,473	9,638,472	23,698,436	25,465,660
Gross profit	6,426,130	6,275,878	12,521,126	13,516,177

Operating expenses:
Sales and marketing	1,549,268	1,805,977	3,674,168	4,372,163
Research and development	369,882	386,212	885,445	1,030,622
General and administrative	5,594,827	9,133,391	14,260,151	18,814,392
Impairment of assets	—	163,039	365,295	2,594,602
Total operating expenses	7,513,977	11,488,619	19,185,059	26,811,779
Loss from operations	(1,087,847)	(5,212,741)	(6,663,933)	(13,295,602)

	Six Months Ended June 30, 2011 (unaudited)	Six Months Ended June 30, 2010 (unaudited)	Year Ended December 31, 2010	Year Ended December 31, 2009
Interest and other income	33,598	8,197	32,324	57,604
Interest expense, net	(122,456)	(166,537)	(302,843)	(21,892)
Litigation settlements, net	3,800,000	—	9,159,089	—
Income (loss) before income taxes	2,623,295	(5,371,081)	2,224,637	(13,259,890)
Provision (benefit) for income taxes	52,466	(334,507)	(176,057)	(3,837,590)
Net income (loss)	2,570,829	(5,036,574)	2,400,694	(9,422,300)
Preferred stock dividend requirements	(684,434)	(685,434)	(1,370,620)	(1,370,868)
Earnings (loss) applicable to common shareholders	$1,886,395	$(5,722,008)	$1,030,074	$(10,793,168)

Basic earnings (loss) per share	$0.08	$(0.24)	$0.04	$(0.45)
Diluted earnings (loss) per share	$0.07	$(0.24)	$0.04	$(0.45)

Weighted average common shares outstanding:
Basic	23,995,116	23,825,149	23,872,783	23,806,533
Diluted	26,573,513	23,825,149	26,248,874	23,806,533

The book value per share for the Common Stock as of June 30, 2011 was $0.55.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified.

	Six Months Ended June 30, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009

Fixed charges:
Interest expensed	$139,933	$321,610	$184,133
Amortized premiums and discounts related to indebtedness(1)	10,540	30,921	43,037
Capitalized interest(2)	(28,017)	(49,687)	(205,277)
Interest component of rent(3)	8,275	1,450	—
Total fixed charges	130,731	304,294	21,892

Preference dividends:
Earnings required to pay preference dividends	698,402	1,398,592	1,398,845

Combined fixed charges and earnings required to pay preference dividends	$829,133	$1,702,886	$1,420,737

Earnings:
Pretax income	$2,623,295	$2,224,637	$(13,259,890)
Fixed charges	130,731	304,294	21,892
Amortization of capitalized interest	22,158	51,901	47,377
	2,776,183	2,580,832	(13,190,621)
Capitalized interest	(28,017)	(49,687)	(205,277)
(A) Earnings	$2,748,166	$2,531,145	$(13,395,898)
(B) Earnings required to pay preference security dividends and fixed charges	$829,133	$1,702,886	$1,420,737
Ratio	3.3:1	1.5:1	—
Pretax earnings required to pay fixed charges and preference dividends			1,420,737

(1)   Amortized premiums and discounts related to indebtedness consists of debt costs associated with the Katie Petroleum note.

(2)   Capitalized interest consists of those interest costs that have been included with the cost of property, plant, and equipment and part of the book basis of those assets.  Capitalized interest has reduced interest expense in prior periods.

(3)   The interest component of rent was derived by capitalizing a rental agreement and assuming a 7% interest rate.

Price Range of Our Common Stock

There is no reporting system or trading market for the Preferred Stock.  Our Common Stock has been listed on the Amex under the symbol “RVP” since May 4, 2001.  Our closing price on August 31, 2011, was $1.28 per share.  Shown below are the high and low sales prices of our Common Stock as reported by the Amex for each quarter of the last two fiscal years and the first two quarters of 2011:

2011	High	Low
Second Quarter	$1.78	$1.30
First Quarter	$2.25	$1.38

2010	High	Low
Fourth Quarter	$1.93	$1.35
Third Quarter	$1.88	$0.83
Second Quarter	$1.80	$1.20
First Quarter	$2.03	$1.31

2009	High	Low
Fourth Quarter	$2.13	$1.35
Third Quarter	$2.95	$0.68
Second Quarter	$0.98	$0.60
First Quarter	$0.90	$0.43

Legal Proceedings

In June 2010, BD filed an appeal in the U.S. Court of Appeals (the “Court”) for the Federal Circuit appealing a final judgment entered on May 19, 2010 for RTI and against BD’s counterclaims in patent litigation. Such final judgment ordered that RTI recover $5,000,000 plus prejudgment interest, and ordered a permanent injunction for BD’s 1mL and 3mL Integra syringes until the expiration of certain patents.  The permanent injunction was stayed for the longer of the exhaustion of the appeal of the district court’s case or twelve months from May 19, 2010. In July 2011, a three-judge panel of the Court reversed the district court’s judgment that BD’s 3mL Integra infringed RTI’s ‘224 patent and ‘077 patent.  The Court affirmed the district court’s judgment that the 1mL Integra infringes RTI’s ‘244 and ‘733 patents. The Court also affirmed the district court’s judgment that the ‘077 patent is not invalid for anticipation or obviousness.  Out of eight principal issues that were contested in the appeal, RTI and an officer prevailed on six and BD prevailed on two.  RTI has petitioned for a rehearing by all the judges of the Federal Circuit as to whether the three-judge panel properly construed RTI’s patent claim language in finding that the 3mL Integra did not infringe.

In May 2010, RTI and an officer’s suit against BD in the U.S. District Court for the Eastern District of Texas, Marshall Division alleging violations of antitrust acts, false advertising, product disparagement, tortious interference, and unfair competition was reopened.  RTI and an officer filed a Second Amended Complaint on July 23, 2010 setting forth additional detail regarding the allegations of BD’s illegal conduct.  BD filed a motion to dismiss and the Court denied that motion in part and granted it in part, granting RTI the right to re-plead certain allegations by May 13, 2011.  RTI and an officer filed a Third Amended Complaint in May 2011, setting forth additional detail regarding the alleged illegal conduct by BD.  Trial is set for January 10, 2012. BD is currently seeking a continuance of the trial date, which RTI has opposed.

In September 2007, BD and MDC Investment Holdings, Inc. (“MDC”) sued RTI in the United States District Court for the Eastern District of Texas, Texarkana Division, initially alleging that RTI is infringing two U.S. patents of MDC (6,179,812 and 7,090,656) that are licensed to BD.  BD and MDC seek injunctive relief and unspecified damages.  RTI counterclaimed for declarations of non-infringement, invalidity, and unenforceability of the asserted patents.  The plaintiffs subsequently dropped allegations with regard to patent no. 7,090,656 and RTI subsequently dropped its counterclaims for unenforceability of the asserted patents.  The Court conducted a claims construction hearing on September 25, 2008 and issued its claims construction order on November 14, 2008.  A trial date has been set for February 14, 2012. RTI has filed a motion for summary judgment that is now pending.

Additional Information

With respect to this Exchange Offer, we have filed with the SEC a tender offer statement on Schedule TO, as it may be amended, of which this Offering Memorandum is a part.  This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether or not to tender your Preferred Stock:

(a)   our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2010;

(b)   our definitive Proxy Statement for our 2011 annual meeting of stockholders, filed with the SEC on July 28, 2011; and

(c)   our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the SEC on August 12, 2011.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.  Our SEC filings are also available to the public on the SEC’s website at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.  Our website address is www.vanishpoint.com.  Information contained on our website is not part of this Exchange Offer.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you.  Requests should be directed to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

THIS EXCHANGE OFFER AND OUR SEC REPORTS REFERRED TO ABOVE INCLUDE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS.  GIVEN THESE RISKS AND UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON

THESE FORWARD-LOOKING STATEMENTS. WHILE WE BELIEVE OUR PLANS, INTENTIONS, AND EXPECTATIONS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THESE PLANS, INTENTIONS, AND EXPECTATIONS MAY NOT BE ACHIEVED.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK

The following is a description of the material differences between the rights of holders of our Preferred Stock and holders of our Common Stock.

Ranking

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below all debt claims against us and claims with respect to our outstanding shares of Preferred Stock.  As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all our obligations to our debt holders have been satisfied and holders of our Preferred Stock have received any payment or distribution to them.

Unlike Common Stock, each series of Preferred Stock is entitled to a payment plus all unpaid dividends in the event of any voluntary or involuntary dissolution, liquidation or winding up of RTI, before any distribution of assets is made to Common Stockholders or other junior Preferred Stockholders.  The per share liquidation payment amount varies by series as follows: for Series I Preferred Stock: $6.25; for Series II Preferred Stock: $12.50; for Series III Preferred Stock: $12.50; for Series IV Preferred Stock: $11.00; and for Series V Preferred Stock: $4.40.  As of June 30, 2011, the liquidation value of outstanding stock in each series was $900,000 for Series I Preferred Stock; $2,746,250 for Series II Preferred Stock; $1,628,063 for Series III Preferred Stock; $6,077,500 for Series IV Preferred Stock; and $5,423,312 for Series V Preferred Stock.

Dividends

Holders of our Preferred Stock are entitled to quarterly dividends, which are paid when, if, and as declared by our Board of Directors pursuant to the Certificates of Designation.  Common Stockholders have no such contractual right.  The annual dividend rate is $0.50 for Series I Preferred Stock, $1.00 for Series II Preferred Stock, $1.00 for Series III Preferred Stock, $1.00 for Series IV Preferred Stock, and $0.32 for Series V Preferred Stock.

Listing

Our Common Stock is listed on the Amex under the symbol “RVP”.  Our Preferred Stock is not listed on any securities exchange.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Except as required under Texas law, our Preferred Stockholders are only entitled to voting rights in limited circumstances set forth in the Certificates of Designation.  However, Series II Preferred Stockholders have a right to elect one-third of our Board of Directors when dividends payable on the Series II Preferred Stock are in arrears for twelve consecutive quarterly dividend periods.

Conversion

Each share of Preferred Stock is convertible at any time into one share of our Common Stock, unless the conversion rate is adjusted pursuant to the Certificates of Designation.

DESCRIPTION OF OUR COMMON STOCK

RTI is authorized to issue 100,000,000 shares of no par value Common Stock, of which 24,028,436 shares were issued and outstanding at August 31, 2011.  Our Common Stock is listed on the Amex under the symbol “RVP”.  The closing price of our Common Stock on August 31, 2011 was $1.28 per share.  In addition, we have reserved additional authorized but unissued shares for issuance pursuant to the options and convertible note described below.

RTI has approved stock option plans for the granting of stock options to employees, Directors, and consultants.  Options for the purchase of 25,680 shares of Common Stock remain outstanding under the 1999 Stock Option Plan, which terminated pursuant to its terms in 2009.  Options for the purchase of 2,849,108 shares of Common Stock have been issued under the 2008 Stock Option Plan, which authorized a total of 3,000,000 shares of Common Stock upon the exercise of stock options.  Options for the purchase of 2,506,011 shares under the 2008 Stock Option Plan were outstanding as of August 31, 2011.  Options for the purchase of a total of 225,000 shares of Common Stock remain outstanding under individual stock option plans to Dr. Jimmie Shiu and Mr. Harry Watson.  Options for the purchase of 3,000,000 shares of Common Stock remain outstanding under an option granted to Mr. Thomas J. Shaw.

A note payable to Katie Petroleum is convertible into Common Stock at $4.00 per share at the option of the holder.  As of August 31, 2011, 117,217 shares of Common Stock remain issuable under this convertible note.

RTI’s Preferred Stock is convertible into Common Stock with a current conversion rate of one-for-one.  There were 2,279,016 shares of Preferred Stock outstanding on August 31, 2011.

Thomas J. Shaw (President, Chief Executive Officer, Director, and principal shareholder of RTI) controls 2,800,000 shares held by Ms. Suzanne August pursuant to a Voting Agreement dated November 8, 2006.  Pursuant to that agreement, Mr. Shaw will permanently control those shares until their sale to a third party or if terminated by both parties in a writing.

No shares are held as treasury stock.

Shares of our Common Stock have no conversion rights, no preemptive rights, no restrictions on alienation, and are fully paid and are not liable to further call or assessment. Each share of our Common Stock is entitled to share ratably in any asset available for distribution to holders of its equity securities upon liquidation of RTI, subject to the preference of the holders of each class and series of the Preferred Stock.  There are no restrictions on the transfer of our Common Stock other than as imposed by applicable federal and state securities laws.

All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by stockholders.  The holders of the Common Stock elect the Directors subject to certain limited voting rights of the holders of the Series II Preferred Stock where dividends are in arrears for 12 consecutive quarters.  Our Board of Directors is divided into two classes currently consisting of three Class 1 members and four Class 2 members with staggered terms.  Generally, Directors serve for two year terms.  Cumulative voting in the election of Directors is prohibited.

Holders of our Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds available therefor. We have not paid any dividends on the Common Stock since RTI’s inception and presently anticipate that no dividends on our Common Stock will be declared in the foreseeable future.  Any future dividends will be subject to the discretion of the Board of Directors and will depend upon, among other things, future earnings, full payment of dividends on the Preferred Stock, our operating and financial condition, our capital requirements, and general business conditions.

DESCRIPTION OF OUR PREFERRED STOCK

Our Board of Directors is authorized to divide each class of the preferred stock into series and to set the relative rights and preferences as to and between series, including dividends, issuance of preferred stock, redemption of such shares, and the conversion of any shares of preferred stock to other or common shares.  RTI is authorized to issue 5,000,000 shares of Preferred Stock Class A with a par value of One Dollar ($1.00) per share; 5,000,000 shares of Preferred Stock Class B with a par value of One Dollar ($1.00) per share; and 5,000,000 shares of Preferred Stock Class C with a par value of One Dollar ($1.00) per share.

RTI has only one class of preferred stock outstanding: the Class B Convertible Preferred Stock (the “Preferred Stock”), which has five series: Series I, Series II, Series III, Series IV, and Series V.

The Preferred Stock has been allocated among Series I, II, III, IV, and V in the amounts of 144,000; 219,700; 130,245; 552,500; and 1,232,571 shares, respectively as of August 31, 2011.  The remaining 2,720,984 authorized shares have not been assigned a series.

This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificates of Designation, Preferences, Rights, and Limitations of Series I, II, III, IV, and V Class B Convertible Preferred Stock of RTI, filed with the Secretary of the State of Texas.  The Certificates of Designation were filed as an Exhibit to our Form 10-Q filed on November 15, 2010.

The Preferred Stock is not listed on any securities exchange or automated dealer quotation system. The Series I Preferred Stock was created pursuant to a Board resolution in 1995 and was priced at $5.00 per share.  The Series II Preferred Stock was created pursuant to a Board resolution in 1995 and was priced at $10.00 per share.  The Series III Preferred Stock was created pursuant to a Board resolution in 1998 and was priced at $10.00 per share.  The Series IV Preferred Stock was created pursuant to a Board resolution in 1999 and was priced at $10.00 per share.  The Series V Preferred Stock was created pursuant to a Board resolution in 2002 and was priced at $4.00 per share.  Pricing, dividend rates, and other terms were determined by the Board in accordance with the market conditions and the information available to it at the time.

There are no restrictions on the transfer of our Preferred Stock other than as imposed by applicable federal and state securities laws.

Series I Preferred Stock

There were 144,000 shares of $1 par value Series I Preferred Stock outstanding at August 31, 2011.  Holders of Series I Preferred Stock are entitled to receive a cumulative annual dividend of $0.50 per share, payable quarterly if declared by the Board of Directors.  In 2011, RTI paid $72,000 in dividends and in 2010, RTI paid $216,000 in dividends.  At July 15, 2011, no dividends were in arrears.

If a dividend upon any shares of Series I Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series I Preferred Stock as to dividends.  In addition, if a dividend upon any shares of Series I Preferred Stock is in arrears, no Common Stock, or any other stock ranking junior to the Series I Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.

Except as required by the laws of the State of Texas, the holders of the Series I Preferred Stock are not entitled to vote.  However, so long as any shares of Series I Preferred Stock remain outstanding, RTI shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series I Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series I Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series I Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series I Preferred Stock so as to affect them adversely.

Series I Preferred Stock is redeemable after three years from the date of issuance at the option of RTI at a price of $7.50 per share, plus all unpaid dividends.

Each share of Series I Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock after three years from the date of issuance or in the event RTI files an initial registration statement under the Securities Act of 1933.  The conversion rate is subject to adjustment in certain events.  Pursuant to these terms, no shares of Series I Preferred Stock were converted into Common Stock as of August 31, 2011 for this year.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series I Preferred Stock then outstanding are entitled to $6.25 per share, plus all unpaid dividends prior to any distributions to holders of Series II Preferred Stock, Series III Preferred Stock, Series IV Preferred Stock, Series V Preferred Stock or Common Stock.  If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series I Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series I Preferred Stock, the holders of the Series I Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series II Preferred Stock

There were 219,700 shares of $1 par value Series II Preferred Stock outstanding at August 31, 2011.  Holders of Series II Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.  In 2011, RTI paid $219,700 in dividends and in 2010, RTI paid $660,566 in dividends.  At July 15, 2011, no dividends were in arrears.

If a dividend upon any shares of Series II Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series II Preferred Stock as to dividends.  In addition, if a dividend upon any shares of Series II Preferred Stock is in arrears, no Common Stock, or any other stock ranking junior to the Series II Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.

Except as required by the laws of the State of Texas, the holders of the Series II Preferred Stock are generally not entitled to vote.  However, in the event that dividends payable on the Series II Preferred Stock shall be in arrears for 12 consecutive quarterly dividend periods, the holders of a majority of the Series II shares shall have the exclusive right (voting separately as a class with one vote per share of Series II Preferred Stock) to elect one-third of the Board of Directors to serve until the next annual meeting or so long as such arrearage shall continue.  So long as any shares of Series II Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series II Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series II Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series II Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series II Preferred Stock so as to affect them adversely.

Series II Preferred Stock is redeemable after three years from the date of issuance at the option of RTI at a price of $15.00 per share plus all unpaid dividends.

Each share of Series II Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock after three years from the date of issuance or in the event RTI files an initial registration statement under the Securities Act of 1933.  The conversion rate is subject to adjustment in certain events.  Pursuant to these terms, no shares of Series II Preferred Stock were converted into Common Stock as of August 31, 2011 for this year.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series II Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, after distribution obligations to holders of Series I Preferred Stock have been satisfied and prior to any distributions to holders of Series III Preferred Stock, Series IV Preferred Stock, Series V Preferred Stock or Common Stock.  If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series II Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series II Preferred Stock, the holders of the Series II Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series III Preferred Stock

There were 130,245 shares of $1 par value Series III Preferred Stock outstanding at August 31, 2011.  Holders of Series III Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.  At June 30, 2011, approximately $1,578,602 of dividends which have not been declared were in arrears.

If a dividend upon any shares of Series III Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends.  In addition, if a dividend upon any shares of Series III Preferred Stock is in arrears, no Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.  In 2010, the Certificate of Designation was amended to allow RTI to purchase any of its shares ranking junior to the Series III Preferred Stock (including Common Shares) on any terms it fixes, even where a dividend upon shares of Series III Preferred Stock is in arrears, so long as: (A) the cash assets of RTI as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of RTI as of its latest reporting period were less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

Except as required by the laws of the State of Texas, the holders of the Series III Preferred Stock are not entitled to vote.  However, so long as any shares of Series III Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series III Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series III Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series III Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series III Preferred Stock so as to affect them adversely.

Series III Preferred Stock is redeemable after three years from the date of issuance at the option of RTI at a price of $15.00 per share, plus all unpaid dividends.

Each share of Series III Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock after three years from the date of issuance or in the event RTI files an initial registration statement under the Securities Act of 1933.  The conversion rate is subject to adjustment in certain events.  Pursuant to these terms, no shares of Series III Preferred Stock were converted into Common Stock as of August 31, 2011 for this year.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series III Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, after distribution obligations to Series I Preferred Stock and Series II Preferred Stock have been satisfied and prior to any distributions to holders of Series IV Preferred Stock, Series V Preferred Stock or Common Stock.  If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series III Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series III Preferred Stock, the holders of the Series III Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series IV Preferred Stock

There were 552,500 shares of $1 par value Series IV Preferred Stock outstanding at August 31, 2011.  Holders of Series IV Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly, if declared by the Board of Directors.  At June 30, 2011, approximately $6,133,486 of dividends which have not been declared were in arrears.

If a dividend upon any shares of Series IV Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other stock ranking junior to the Series IV Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series IV Preferred Stock is in arrears, no Common Stock or any other stock ranking junior to the Series IV Preferred Stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.  In 2010, the Certificate of Designation was amended to allow RTI to purchase any of its shares ranking junior to the Series IV Preferred Stock (including Common Shares) on any terms it fixes, even where a dividend upon shares of Series IV Preferred Stock is in arrears, so long as: (A) the cash assets of RTI as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of RTI as of its latest reporting period were less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

Except as required by the laws of the State of Texas, the holders of the Series IV Preferred Stock are not entitled to vote.  However, so long as any shares of Series IV Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series IV Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series IV Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series IV Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series IV Preferred Stock so as to affect them adversely.

Series IV Preferred Stock is redeemable after three years from the date of issuance at the option of RTI at a price of $11.00 per share plus all unpaid dividends.

Each share of Series IV Preferred Stock may, at the option of the stockholder any time subsequent to three years from date of issuance, be converted into one share of Common Stock, or in the event RTI files an initial registration statement under the Securities Act of 1933.  The conversion rate is subject to adjustment in certain events.  Pursuant to these terms, no shares of Series IV Preferred Stock were converted into Common Stock as of August 31, 2011 for this year.

In the event of voluntary or involuntary liquidation, dissolution or winding up of RTI, holders of Series IV Preferred Stock then outstanding are entitled to receive liquidating distributions of $11.00 per share, plus unpaid dividends after distribution obligations to Series I Preferred Stock, Series II Preferred Stock, and Series III Preferred Stock have been satisfied and prior to any distribution to holders of Series V Preferred Stock, or Common Stock.  If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series IV Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series IV Preferred Stock, the holders of the Series IV Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series V Preferred Stock

There were 1,232,571 shares of $1 par value Series V Preferred Stock outstanding at August 31, 2011.  Holders of Series V Preferred Stock are entitled to receive a cumulative annual dividend of $0.32 per share, payable quarterly, if declared by the Board of Directors.  At June 30, 2011, approximately $3,516,233 of dividends which have not been declared were in arrears.

If a dividend upon any shares of Series V Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other stock ranking junior to the Series V Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series V Preferred Stock is in arrears, no Common Stock or any other stock ranking junior to the Series V Preferred Stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.  In 2009, the Certificate of Designation was amended to allow RTI to purchase any of its shares ranking junior to the Series V Preferred Stock (including Common Shares) on any terms it fixes, even where a dividend upon shares of Series V Preferred Stock is in arrears, so long as: (A) the cash assets of RTI as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of RTI as of its latest reporting period were less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

Except as required by the laws of the State of Texas, the holders of the Series V Preferred Stock are not entitled to vote.  However, so long as any shares of Series V Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series V Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series V Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series V Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series V Preferred Stock so as to affect them adversely.

Series V Preferred Stock is redeemable after two years from the date of issuance at the option of RTI at a price of $4.40 per share plus all unpaid dividends.

Each share of Series V Preferred Stock may, at the option of the stockholder any time subsequent to the date of issuance, be converted into Common Stock.  The conversion rate is subject to adjustment in certain events.  Pursuant to these terms, no shares of Series V Preferred Stock were converted into Common Stock as of August 31, 2011 for this year.

In the event of voluntary or involuntary liquidation, dissolution or winding up of RTI, holders of Series V Preferred Stock then outstanding are entitled to receive liquidating distributions of $4.40 per share, plus unpaid dividends after distribution obligations to Series I Preferred Stock, Series II Preferred Stock, Series III Preferred Stock, and Series IV Preferred Stock have been satisfied and prior to any distribution to the holders of the Common Stock.  If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series V Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series V Preferred Stock, the holders of the Series V Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

INTERESTS OF DIRECTORS, OFFICERS, AND AFFILIATES IN THIS EXCHANGE OFFER

Directors, officers, and affiliates are eligible to participate in this Exchange Offer.  The ownership of Preferred Stock for all Officers, Directors, and affiliates as of August 31, 2011 is shown below.  Collectively, such persons hold 435,000 shares of Preferred Stock, which equals 19.1% of all outstanding Preferred Stock.  As of August 31, 2011, there were 2,279,016 shares of Preferred Stock outstanding among all Series (144,000 shares of Series I Preferred Stock; 219,700 of Series II Preferred Stock; 130,245 of Series III Preferred Stock; 552,500 of Series IV Preferred Stock; and 1,232,571 of Series V Preferred Stock).

Name	Series of Preferred Stock	Number of Shares	% of Series of Preferred Stock
Thomas J. Shaw*	Series IV	5,000	<1%
President, Chief Executive Officer, Director,	Series V	75,000	6.1%
and 10% Common Stock Shareholder
Percentage Owned of All Outstanding Preferred Stock: 3.5%

Marwan Saker**	Series IV	330,000	59.7%
Director	Series V	25,000	2.0%
Percentage Owned of All Outstanding Preferred Stock: 15.6%

*              Prior to the commencement of this Exchange Offer, Mr. Shaw will receive an additional 6,607 shares of Series V Preferred Stock as a beneficiary of a trust created by the will of a family member.  The receipt of such shares will bring his percentage ownership of Series V Preferred Stock to 6.6% and will bring his percentage ownership of all outstanding Preferred Stock to 3.8%.

**           These shares are held as follows: Saker Investments holds 15,500 shares of Series IV Preferred Stock and 25,000 shares of Series V Preferred Stock, Sovana Cayman Islands, Inc. holds 300,000 shares of Series IV Preferred

Stock, and My Investments Co. LLC holds 14,500 shares of Series IV Preferred Stock.  Mr. Saker is an Officer or Director and shareholder for each of these companies.

There have been no transactions in Preferred Stock by RTI or any of its Officers, Directors or affiliates within 60 days of this Offering Memorandum, except the acquisition of 6,607 shares of Series V Preferred Stock by Mr. Shaw as a beneficiary of a trust created by the will of a family member.

NO RECOMMENDATION BY RTI

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR PREFERRED STOCK PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

QUESTIONS/DOCUMENT REQUESTS

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of documents relating to this Exchange Offer) to our Depositary, American Stock Transfer & Trust Company, LLC at (877) 248-6417.

Appendix A

June 30, 2011

Board of Directors

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, Texas 75068-0009

Members of the Board of Directors:

We understand that Retractable Technologies, Inc. (“RTI” or the “Company”) will offer to purchase its five series of Class B convertible preferred stock (the “Preferred”) in exchange for cash and RTI Common Stock (the “Tender Offer”). The Tender Offer is expected to close during 2011. Under the proposed Tender Offer, the Company will offer to purchase the Preferred, with all rights attendant to such repurchased shares, including any and all dividend arrearages by the current shareholders, in exchange for a variable amount of cash per share (depending upon the series) and one (1) share of Common Stock as shown below:

Preferred	Shares	Per Share	Total	Value of RTI Stock Consideration Per Share Price @		Total Consideration Range
Class B	Outstanding	Cash	Cash	LTM High ($2.25*)	LTM Low ($0.83*)	High	Low
Series I	144,000	$1.50	$216,000	$324,000	$119,520	$540,000	$335,520
Series II	219,700	$3.00	$659,100	$494,325	$182,351	$1,153,425	$841,451
Series III	130,245	$3.80	$494,931	$293,051	$108,103	$787,982	$603,034
Series IV	552,500	$3.50	$1,933,750	$1,243,125	$458,575	$3,176,875	$2,392,325
Series V	1,232,571	$0.96	$1,183,268	$2,773,285	$1,023,034	$3,956,553	$2,206,302
Total	2,279,016		$4,487,049	$5,127,786	$1,891,583	$9,614,835	$6,378,632

*RTI per share Price is based upon the high and low prices for RTI for the LTM (last twelve month) period ended June 1, 2011

We have assumed for the purpose of this opinion that the Board of Directors will authorize payment in full of all dividends in arrears on the Series I Preferred and the Series II Preferred. Dividend arrearages as of June 30, 2011, assuming no conversions for the Series III Preferred, Series IV Preferred and Series V Preferred will total $1,578,602; $6,133,486; and $3,516,233, respectively. The liquidation value of each series of the Preferred is $900,000 for Series I; $2,746,250 for Series II; $1,628,063 for Series III; $6,077,500 for Series IV; and $5,423,312 for Series V.

You have requested that Katzen Marshall (“KM”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration presented in the Tender Offer as shown in the table above (the “Tender Offer Consideration”) to be paid by RTI is fair, from a financial point of view, to the Common Stock shareholders of RTI.

Board of Directors

June 30, 2011

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Reviewed the proposed Tender Offer;

2.	Reviewed certain publicly available business and financial information relating to RTI we deemed to be relevant;

3.	Reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company;

4.	Compared the Company from a financial point of view with certain other companies in the industry that we deemed relevant;

5.	Interviewed certain senior management of the Company regarding the business, operations, financial condition, operating history and prospects of the Company, the Tender Offer and related matters;

6.

Reviewed the current and historical market prices and trading history and volume for the Company’s Common Stock and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

7.

Reviewed yields and prices in the public marketplace on convertible and non-convertible, cumulative and non-cumulative, dividend and non-dividend paying preferred stocks for comparison to the Company’s Preferred Shares;

8.

Reviewed RTI SEC filings and related financial operating results, financial condition and capitalization of RTI giving effect to the Tender Offer; generated pro forma cash flows and performed selected discounted cash flow analyses based on RTI management input; and

9.	Performed such other option model pricing, financial studies, analyses and inquiries, factors and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification that (a) the representations and warranties of management of the Company are true and correct, (b) the Company will fully and timely perform all of the covenants required to be performed by it in connection with the Tender Offer, (c) all conditions to the consummation of the Tender Offer will be satisfied without waiver thereof, and (d) the Tender Offer will be consummated in a timely manner in accordance with the terms described in the Tender Offer and such other related documents, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that the Tender Offer will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations. In addition, we have relied upon and assumed, without independent verification, that the final form of the Tender Offer will not differ in any material respect from the description given above.

In arriving at our Opinion, we have not been requested to make, and have not made, any physical inspection, independent appraisal or evaluation of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company. We were not provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Company. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is

Board of Directors

June 30, 2011

or may be a party or is or may be subject, or of any governmental investigation or any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Our Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this Opinion. Additionally, our Opinion does not address the merits of the Tender Offer as compared to alternative transactions or strategies that may be available to RTI, nor does it address RTI’s underlying decision to engage in the Tender Offer. We express no opinion as to the underlying valuation, future performance or long-term viability of RTI. It should be understood that, although subsequent developments may affect our Opinion, we do not have any obligation to update, revise, reaffirm or withdraw our Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Our Opinion only addresses the fairness, from a financial point of view, of the Tender Offer Consideration to be paid by RTI and does not address any other aspect or implication of the Tender Offer or any other agreement, arrangement or understanding entered into by RTI, or any other person in connection with the Tender Offer or otherwise.

In rendering this Opinion, we are opining as to the fairness of all Tender Offer Consideration, including the number of shares of the Company’s Common Stock to be received by holders of the Preferred in the Tender Offer.

KM is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, employee stock ownership plans, gift and estate transfers and valuations for corporate and other purposes. We became entitled to a fee upon completion of the work necessary to render our Opinion, regardless of the conclusion reached therein. In addition, RTI has agreed to indemnify us for certain liabilities arising out of our engagement. We were engaged to render an opinion and consequently were not requested to and did not participate in any discussions or negotiations relating to the Tender Offer.

This letter and the Opinion stated herein is being rendered at the request of and is for the benefit of the Board of Directors of RTI in its consideration of the Tender Offer and discharge of its fiduciary obligations, and does not constitute a recommendation as to how any shareholder should act with respect to any matter relating to the Tender Offer. This letter may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion of the full text of our Opinion and a summary thereof in any filing made by the Company with the Securities and Exchange Commission and any disclosure document distributed to the Company’s shareholders in connection with the Tender Offer.

We are not expressing any opinion herein as to the prices at which RTI’s Common Stock will trade following the announcement of the Tender Offer. This Opinion should not be construed as creating any fiduciary duty on the part of KM to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how to act with respect to any matter relating to the Tender Offer. KM has not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Tender Offer, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form or any other portion or aspect of, the Tender Offer or otherwise, other than the Tender Offer Consideration to the extent expressly specified herein, (iii) the fairness of any portion or aspect of the Tender Offer to the Preferred shareholders, creditors or other constituencies of the Company, or to any other party, except as and only to the extent expressly set forth in the last sentence of this

Board of Directors

June 30, 2011

Opinion, (iv) the relative merits of the Tender Offer as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Tender Offer to any one series of Preferred shareholders, vis-à-vis any other series, or (vi) the solvency, creditworthiness or fair value of the Company, or any of its respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Tender Offer Consideration to be paid by the Company to shareholders of RTI Preferred pursuant to the Tender Offer is fair to RTI Common Stock shareholders, from a financial point of view.

Very truly yours,

KATZEN MARSHALL

By:	/s/ David M. Katzen
David M. Katzen

The Depositary and Exchange Agent for this Exchange Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Phone:

Toll-free (877) 248-6417

(718) 921-8317

Fax:

718-234-5001

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone numbers set forth above.  Requests for additional copies of this Exchange Offer and the Letter of Transmittal may be directed to the Depositary. Requests for copies of the Incorporated Documents may also be directed to the Depositary.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Exchange Offer.